SIDE LETTER

September 14, 2018

Inspire Home Loans Inc.

19600 Fairchild Road, Suite 200

Irvine, California 92612 Attention: James Palda

Re: Master Repurchase Agreement dated as of September 15, 2017, as amended from time to time, between JPMorgan Chase Bank, N.A., as Buyer, and Inspire Home Loans Inc., as Seller

Ladies and Gentlemen:

This letter (this “Side Letter”) sets forth certain fees, commitments and pricing information relating to the agreement between JPMORGAN CHASE BANK, N.A., a national association, as Buyer (and together with successors and assigns, “Buyer”), and INSPIRE HOME LOANS INC., a Delaware corporation, as Seller (“Seller”), pursuant to which Seller and Buyer may enter into reverse repurchase arrangements whereby Seller from time to time sells to Buyer, in Buyer’s sole discretion, and simultaneously agrees to repurchase on a date certain, certain first lien mortgage loans (the “Mortgage Loans”) pursuant to that certain Master Repurchase Agreement dated as of September 15, 2017, as amended by that certain First Amendment to Master Repurchase Agreement and Side Letter dated as of December 15, 2017 and that certain Second Amendment to Master Repurchase Agreement dated as of the date hereof (as so amended, and as may be further supplemented, amended, restated or otherwise modified and in effect from time to time, the “Agreement”) between Buyer and Seller. This is the “Side Letter” as defined and referred to in the Agreement. Capitalized terms defined in the Agreement and  used, but not defined differently, in this Side Letter have the same meanings here as there.

Buyer and Seller agree, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	Uncommitted Facility.

Subject to the terms and conditions set forth in the Agreement, from the date hereof until the Termination Date, Buyer agrees to consider engaging, on an uncommitted and wholly discretionary basis, in Transactions from time to time under the Agreement, as supplemented by this Side Letter, with respect to Eligible Mortgage Loans having a maximum aggregate Purchase Price outstanding at any one time of One Hundred Million and No/100 Dollars ($100,000,000.00) (such maximum amount, the “Facility Amount”) from the date hereof until the Termination Date.

The Parties agree (a) that (i) notwithstanding the provisions of Section 7(b)(xii) of the  Agreement, Buyer may from time to time electively enter into one or more Transactions with Seller or (ii) another event may occur, or other circumstances may exist, after which the Aggregate Purchase Price shall be greater than the Facility Amount, and (b) that notwithstanding the occurrence or existence of any such event or circumstances, every Transaction shall be and remain fully subject to all of the other terms and conditions of the Agreement and all other related Transaction Documents and entitled to all benefits

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thereof. It is expressly understood and agreed that notwithstanding anything contained in the Agreement or this Side Letter to the contrary, Buyer shall have no obligation to enter into any Transaction pursuant to the Agreement, whether in respect of requests involving Eligible Mortgage Loans, the satisfaction of conditions set forth in this Side Letter or in Sections 3 or 7 of the Agreement, the non-existence of any Default or Event of Default, or otherwise.

In addition, the Parties may agree to increase or decrease the Facility Amount to any amount from time to time in the future by executing a letter agreement stating the new Facility Amount and the period of time that it will be in effect. If the Facility Amount is so increased at any time or times, it shall be a condition precedent to each such increase’s becoming effective that the Seller first increase the deposit balance in the Cash Pledge Account to the Required Amount (determined in accordance with Section 5(b) of the Agreement) for such increased Facility Amount. At the time of any reduction in the Facility Amount, whether pursuant to a letter agreement decreasing the Facility Amount or because the time limit for any increase in the Facility Amount shall have expired, Seller shall be obligated, without notice or demand, to make a cash payment to Buyer in an amount equal to the excess of the Aggregate Purchase Price then outstanding over the reduced Facility Amount, to be applied by Buyer to reduce the Repurchase Prices of Purchased Mortgage Loans that are then subject to outstanding Transactions. No Guaranty, if any, shall be reduced, limited, canceled, terminated or impaired in any way by any such future change in the Facility Amount, whether or not the related Guarantor concurrently executes a confirmation of such Guaranty.

2.	Purchase Price.

For purposes of the Agreement and all other Transaction Documents, “Purchase Price” means, on any day:

(a)	for any Second Home Loan or any Investor Loan, ninety-five percent (95.0%);

(b)	for any Jumbo Loan that is not a CL Loan, ninety-five percent (95.0%);

(c)	for any Aged Loan, eighty-five percent (85.0%); and

(d)	for any other Eligible Mortgage Loan, ninety-eight percent (98.0%);

of the lowest on that day of its (i) Outstanding Principal Balance, (ii) Market Value and (iii) Takeout Value. The percentages set forth above are the “Margin Percentages” for those respective types of Mortgage Loans.

If any Purchased Mortgage Loan is not repurchased by Seller on or before the sixtieth (60th) day after its Purchase Date but continues to be an Eligible Mortgage Loan (pursuant to the provisions of clause (xvi) of the definition of Eligible Mortgage Loan, the Aged Loan sublimit), Seller shall reduce its outstanding Purchase Price by paying to Buyer, on or before the Business Day next following such sixtieth (60th) day, a cash amount equal to the excess of (x) the then-outstanding Purchase Price of that Aged Loan over (y) its Aged Loan Purchase Price (determined in accordance with clause (c) of the first sentence of this Section 2).

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3.	Pricing Rate.

For purposes of the Agreement and all other Transaction Documents, and subject to Section 4 hereof, “Pricing Rate” for any day means:

(a) for any Aged Loan, the per annum percentage rate equal to the sum of the Adjusted LIBO Rate for that day plus two and eight hundred seventy-five thousandths percent (2.875%);

(b) for any Jumbo Loan, the per annum percentage rate equal to the sum of the Adjusted LIBO Rate for that day plus two and three hundred seventy-five thousandths percent (2.375%); and

(c) for any other Eligible Mortgage Loan, the per annum percentage rate equal to the sum of the Adjusted LIBO Rate for that day plus two and three hundred seventy-five thousandths percent (2.375%);

provided that if Buyer, acting in its sole discretion, shall elect from time to time to give Seller a notice specifying a lower Pricing Rate (or Pricing Rates) for a specified time period, such lower Pricing Rate(s) specified in such notice shall be applicable for the time period specified in such notice.

As used herein, the following terms shall have the corresponding definitions:

“Adjusted LIBO Rate” means, for any day, an interest rate per annum equal to (a) the LIBO Rate on such day (or if such day is not a Business Day, on the immediately preceding Business Day) multiplied by (b) the Statutory Reserve Rate on such day.

“LIBO Rate” means, for any day, the LIBO Screen Rate for a one-month interest period at approximately 11:00 a.m., London time on such day; provided that if the LIBO Screen Rate shall not be available at such time, then the LIBO Rate shall be the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by Buyer (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than one month; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds one month, in each case, at such time; provided, further that if the LIBO Rate shall be less than zero, such rate shall be deemed to equal zero for the purposes hereof.

“LIBO Screen Rate” means, for any day and time, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a one-month interest period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by Buyer in its reasonable discretion), provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to equal zero for the purposes hereof.

“Statutory Reserve Rate” means, for any day, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which Buyer is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) as of such day. Such reserve percentages shall include those imposed pursuant to

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Regulation D. Transactions shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

4.	Alternate Pricing Rate.

error) that:

(a)	If at any time Buyer determines (which determination shall be conclusive absent manifest

(i)	adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis), for such day; or

(ii) the Adjusted LIBO Rate or the LIBO Rate, as applicable, will not adequately and fairly reflect the cost to Buyer of making or maintaining any purchase hereunder (or of maintaining its obligations to enter into any Transaction);

then Buyer shall give notice thereof to Seller by telephone or telecopy as promptly as practicable thereafter and, until Buyer notifies Seller that the circumstances giving rise to such notice no longer exist, then for purposes of the Agreement and the other Transaction Documents, the “Pricing Rate”, for any  day, shall mean, for any Eligible Mortgage Loan, the per annum percentage rate equal to the sum of the Alternate Base Rate for that day plus the Applicable Margin, for such Eligible Mortgage Loan.

(b) If at any time Buyer determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4(a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in Section 4(a)(i) have not arisen but the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the LIBO Screen Rate shall no longer be used for determining interest rates for loans, then Buyer and Seller shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Side Letter, the Agreement, and any other Transaction Document, as Buyer deems appropriate, to reflect such alternate rate of interest and such other related changes to this Side Letter, the Agreement, and any other Transaction Document as may be applicable; ; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Side Letter, the Agreement and the other Transaction Documents. Until an alternate rate of interest shall be determined in accordance with this Section 4(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 4(b), only to the extent the  LIBO Screen Rate for U.S. dollars is not available or published at such time on a current basis), then for purposes of the Agreement and the other Transaction Documents, the “Pricing Rate”, for any day, shall mean, for any Eligible Mortgage Loan, the per annum percentage rate equal to the sum of the Alternate Base Rate for that day plus the Applicable Margin, for such Eligible Mortgage Loan.

(c)	As used herein, the following terms shall have the corresponding definitions:

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate (as defined in the Agreement) in effect on such day, and (ii) the NYFRB Rate in effect on such day

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plus ½ of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the NYFRB Rate shall be effective from and including the effective date of such change in the Prime Rate or the NYFRB Rate. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes hereof.

“Applicable Margin” means, (i) for any Aged Loan, one and eight hundred seventy-five thousandths percent (1.875%), and (ii) for any other Eligible Mortgage Loan, one and three hundred seventy-five thousandths percent (1.375%).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the effective federal funds rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to zero for the purposes hereof.

“NYFRB Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate in effect on such day and (ii) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by Buyer from a Federal funds broker of recognized standing selected by it; provided,  further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes hereof.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York as set forth on its public website from time to time, and published on the next succeeding Business Day by the Federal Reserve Bank of New York as an overnight bank funding rate.

5.	Non-Usage Fee.

Seller shall pay to Buyer on each Remittance Date following the end of each calendar quarter,  and on the day the Agreement terminates, an amount (the “Non-Usage Fee”) equal to the product of (a) 1/4th of twenty-five basis points (0.25%) times (b) the excess, if any, of the Facility Amount over the average aggregate Purchase Price outstanding during such calendar quarter; provided that no Non-Usage Fee shall be due with respect to any calendar quarter for which the average aggregate Purchase Price outstanding during such quarter is equal to or greater than thirty-five percent (35%) of the Facility Amount. As examples of the application of the foregoing, (i) if the Facility Amount is $100,000,000 and the average aggregate Purchase Price outstanding during a particular calendar quarter is $30,000,000, the Non-Usage Fee for such quarter shall be the product of 1/4th of 25 basis points (0.25%) times

$70,000,000, or $43,750, and (ii) if the Facility Amount is $100,000,000 and the average aggregate Purchase Price outstanding during a particular calendar quarter is $35,000,000 or more, no Non-Usage Fee shall be due for such quarter. The Non-Usage Fee, if any, for the calendar quarter in which the Agreement is terminated shall be prorated based on the actual number of days the Agreement is effective during such quarter. Non-Usage Fee payments are not refundable in whole or in part for any reason whatsoever.

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6.	Package and Funding Fee.

Seller shall pay to Buyer an amount (the “Package and Funding Fee”) equal to Thirty-Five Dollars ($35) plus Buyer’s standard wire transfer and shipping fees, as applicable, for each Purchased Mortgage Loan on the next Remittance Date following the applicable Purchase Date. Package and Funding Fees are not refundable in whole or in part for any reason whatsoever.

7.	Fraud Detection Fee.

Seller shall pay to Buyer an amount (the “Fraud Detection Fee”) equal to Seven Dollars and Fifty Cents ($7.50) for each Purchased Mortgage Loan on the next Remittance Date following the applicable Purchase Date for the use of a third-party mortgage fraud detection service. The Fraud Detection Fee will not be payable with respect to any Purchased Mortgage Loan for which there is submitted with the Loan File a fraud detection report acceptable to Buyer in its sole discretion. Fraud Detection Fee payments are not refundable in whole or in part for any reason whatsoever.

8.	Change in Facility Amount; Calculation of Fees; Interest Rates.

(a) If the Agreement is amended pursuant to its terms so as to increase or decrease the Facility Amount, all calculations of fees under this Side Letter that are based on the Facility Amount shall be adjusted accordingly as of the date such amendment becomes effective.

(b) Buyer shall calculate the amounts of the Pricing Rate, the Non-Usage Fee and any other rate or fee set forth herein or in the Agreement, and the results of such calculations shall be incontestable absent manifest error. Buyer shall advise Seller of the periodic amounts of such rate and fees at least one

(1) Business Day before payment is due.

(c) Buyer does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any comparable or successor rate thereto, or replacement rate therefor.

9.	Depository Relationship.

Seller agrees to establish and maintain a significant banking depository and disbursement relationship with Buyer.

10.	Controlling Agreement.

In the event of any inconsistency between the terms and provisions contained herein and those in the Agreement, the terms and provisions of this Side Letter shall govern.

11.	Additional Fees.

All fees payable pursuant to this Side Letter are in addition to any fees, expenses and indemnification amounts payable pursuant to the terms of the Agreement.

12.	Confidentiality.

Buyer and Seller agree that this Side Letter and all drafts hereof, the documents referred to herein or relating hereto and the transactions contemplated hereby are confidential in nature and the Parties agree

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that, unless otherwise directed by a court of competent jurisdiction, each shall limit the distribution of such documents and the discussion of such transactions to such of its officers, employees, attorneys, accountants and agents as is required in order to fulfill its obligations under such documents and with respect to such transactions.

13.	Term of Side Letter; Amendment; Payments.

(a) The terms and provisions set forth in this Side Letter shall terminate upon the latest to occur of (i) the Termination Date, (ii) the day on which the Agreement is terminated and (iii) the day on which all amounts due by Seller under the Transaction Documents have been indefeasibly paid in full.

(b) No amendment, waiver, supplement or other modification of this Side Letter shall be effective unless made in writing and executed by each of the Parties.

(c) All payments to be made by Seller to Buyer pursuant to this Side Letter shall be made by wire transfer in immediately available funds to the account specified by Buyer.

14.	Successors and Assigns.

(a) The rights and obligations of Seller under this Side Letter shall not be assigned by Seller without the prior written consent of Buyer and any such assignment without the prior written consent of Buyer shall be null and void.

(b) Buyer may assign all or any portion of its rights, obligations and interest under this Side Letter at any time without the consent of any Person; provided that, for so long as no Event of Default or Default has occurred and is continuing, any such assignment, other than an assignment to an Affiliate of Buyer, is subject to the prior written consent of Seller. Seller’s consent shall not be required if an Event  of Default or Default has occurred and is continuing.

15.	Counterparts.

This Side Letter may be executed in any number of counterparts, each of which shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

16.	Governing Law.

(a) THIS SIDE LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTIONS 5-1401 AND 5- 1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

(b) SELLER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS SIDE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS

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PARAGRAPH SHALL AFFECT THE RIGHT OF BUYER TO BRING ANY ACTION OR PROCEEDING AGAINST SELLER OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS FOR NOTICES SPECIFIED IN THE AGREEMENT.

(c) EACH OF SELLER AND BUYER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) BETWEEN SELLER AND BUYER ARISING OUT OF OR IN ANY WAY RELATED TO THIS SIDE LETTER OR ANY OTHER TRANSACTION DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO BUYER TO PROVIDE THE FACILITY PROVIDED FOR IN THE AGREEMENT AND THIS SIDE LETTER.

17.	Effectiveness; Amendment and Restatement.

(a) This Side Letter shall become effective upon the later to occur of (i) the effectiveness of that certain Second Amendment to Master Repurchase Agreement dated as of the date hereof by and between Buyer and Seller, and (ii) receipt by Buyer of this Side Letter, duly authorized and fully executed by Seller and Buyer.

(b) This Side Letter amends and restates in its entirety that certain Side Letter dated as of September 15, 2017 by and between Buyer and Seller, as amended by that certain First Amendment to Master Repurchase Agreement and Side Letter dated as of December 15, 2017 (as so amended, the “Existing Side Letter”), and upon the effectiveness of this Side Letter, the Existing Side Letter shall be superseded hereby.

(The remainder of this page is intentionally blank.)

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Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Side Letter by executing the enclosed copy of this letter and returning it to JPMorgan Chase Bank, N.A., 712 Main Street, Floor 5 North, Houston, Texas 77002, Attention: A. Philippe Tsoukias, email: andre.p.tsoukias@jpmorgan.com, or fax (713) 216-5534. If you have any questions concerning this matter, please contact me by email or by phone at (713) 216-0223.

Very truly yours,

JPMORGAN CHASE BANK, N.A., as Buyer

By: /s/ Andre P. Tsoukias Name: Andre P. Tsoukias

Title:Authorized Officer

CONFIRMED AND ACKNOWLEDGED:

INSPIRE HOME LOANS INC., as Seller

By: /s/ James Palda

Name: James Palda

Title:    President